UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2006

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[  ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Macatawa Bank Management Incentive Plan

        Macatawa Bank maintains an Incentive Plan administered by the Compensation Committee of the Board of Directors. The purpose of the plan is to promote the Bank’s strategies and help to accomplish its primary business objectives. Participation in the Incentive Plan is by invitation, based on officer status, salary grade and previous satisfactory performance.

        Incentive Plan awards are based on achievement of success on three levels of objectives: Bank objectives, department or branch goals, and individual performance goals. Bank performance goals are determined by the President and the Compensation Committee. The particular performance measures (budgeted net income, EPS, ROA, ROE, etc.) are identified by December 15 preceding each plan year. Department or branch goals are determined by the Department Head or Branch Manager and the responsible Senior Officer, and are approved by the CEO. Individual performance goals are established by the participant’s immediate supervisor and approved by the responsible Senior Officer.

        Incentive award amounts have been established for 2006 based upon a specific net income goal for the Bank.

        The total size of the potential bonus pool for 2006 is $1,425,000.

        The actual bonuses payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds, or falls short of the approved goals.

Director Compensation

        On February 16, 2006, the Board of Directors ratified the Compensation Committee’s decision concerning 2006 compensation for directors. Non-employee directors of Macatawa Bank Corporation will receive an annual cash retainer of $17,000 and a fee of $1,000 per board meeting and $500 per committee meeting. Fees are paid on a quarterly basis.

Executive Compensation

        On February 20, 2006, the Compensation Committee set the following annual salaries for 2006 for the persons indicated:

Name: Benj. A. Smith, III Philip J. Koning Ronald L. Haan Jon W. Swets Ray D. Tooker	2006 Annual Salary $200,000 $287,000 $250,000 $170,000 $145,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2006	MACATAWA BANK CORPORATION By /s/ Jon W. Swets Jon W. Swets Chief Financial Officer